EXHIBIT 99.1

NEWS RELEASE
	Contact:	Gregg Piontek, Senior VP & CFO Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK APPOINTS NEW FLUIDS SYSTEMS PRESIDENT
THE WOODLANDS, TX - JULY 8, 2019 - Newpark Resources, Inc. (NYSE: NR) today announced the appointment of David Paterson to the role of Corporate Vice President, and President of the Fluids Systems business, effective July 15, 2019. Mr. Paterson, age 48, joins Newpark with 24 years of global experience in the oilfield equipment and service industry, most recently serving as President, Pressure Pumping for Weir Oil and Gas. Previously, Mr. Paterson held various positions with Schlumberger and affiliated entities from 1995 to 2018, including 13 years with M-I SWACO. Mr. Paterson received both his Bachelor’s and Master’s degrees in Offshore Engineering from The Robert Gordon University in Aberdeen, Scotland.
“We welcome David Paterson to Newpark and look forward to his leadership and contributions as we execute our Total Fluids Solutions strategy, leveraging our industry leading technical and service capabilities,” stated Paul Howes, Newpark’s President and Chief Executive Officer. “David’s extensive global experience makes him uniquely qualified to lead our Fluids Systems business.”
Concurrent with the appointment of Mr. Paterson, the Company announced the retirement of Bruce Smith. Mr. Smith’s career with Newpark spanned more than 20 years, including the role of Executive Vice President and President of Fluids Systems for the period of 2000-2017. Mr. Smith returned to the role of President of Fluids Systems on an interim basis in November 2018.
“I’d like to personally thank Bruce for his outstanding leadership and significant contributions over the past 20 years to our Fluids Systems business,” added Mr. Howes. “He was especially instrumental in transforming the business into a global market leader and expanding our international footprint.”

Newpark Resources, Inc. is a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. For more information, visit our website at www.newpark.com.